Chembio Files Patent Application for New Rapid Test Platform

Thursday January 20, 8:30 am ET

Innovative Lateral Flow Technology Drives Improved Performance

MEDFORD, N.Y.--(BUSINESS WIRE)--Jan. 20, 2005--Chembio Diagnostics, Inc. (OTCBB: CEMI - News) announced today that it has filed a new patent application with the United States Patent and Trademark Office for a novel method and device incorporating lateral flow technology, which the company believes provides it with a proprietary platform upon which it will be able to develop several new rapid tests.

The company believes that by having its own proprietary platform, and one which represents a significant departure from existing lateral flow technology, it will facilitate plans for developing new cost-effective rapid tests that have improved performance features.

"We are committed to the continued development of innovative rapid diagnostic test solutions," said Lawrence A. Siebert, President of Chembio. "The product development, manufacturing, and technology transfer agreements that we have in place today with leading organizations such as Bio-Manguinhos and Prionics are a result of our experience and know-how in the area of lateral flow technology. This patent application represents the ingenuity of our development team as well as their knowledge of the limitations of current technologies. We will be working hard during 2005 to complete our initial product offerings utilizing these as well as other innovations."

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. References to Chembio Diagnostics, Inc may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC")

Contact:
CEOcast, Inc. for Chembio Diagnostics:
Ed Lewis, 212-732-4300 x225